Exhibit 23



                         Consent of Independent Auditors


We consent to the incorporation by reference in this Annual Report (Form 10-K) of ATS Medical, Inc. of our report dated March 23, 2000, included in the 1999 Annual Report to Shareholders of ATS Medical, Inc.

Our audit also included the financial statement schedule of ATS Medical, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-49985 pertaining to the 1998 Employee Stock Purchase Plan, Form S-3 No.333-33017 pertaining to the registration of 1,568,940 shares of ATS Medical, Inc. common stock, Form S-8 Nos. 33-44940 and 333-49985 pertaining to the 1987 Stock Option and Stock Award Plan of ATS Medical, Inc. (formerly Helix BioCore, Inc.), Form S-3 No. 33-60104 pertaining to the registration of 3,710,676 shares of ATS Medical, Inc. common stock, and Post-Effective Amendment No. 1 to Form S-3 No. 33-89070 pertaining to the registration of 900,000 shares of ATS Medical, Inc. common stock, of our report dated March 23, 2000, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in the Annual Report (Form 10-K) of ATS Medical, Inc.

                           Ernst & Young LLP

Minneapolis, Minnesota
March 27, 2000